Espey Announces Special Cash Dividend of $0.75 Per Share Plus Regular Quarterly Dividend of $0.25 Per Share, and the promotion of Kaitlyn O’Neil to Chief Financial Officer

Saratoga Springs, NY; September 8, 2026 - The Board of Directors of Espey Mfg. & Electronics Corp. (NYSE AMERICAN: ESP) has declared a special cash dividend of $0.75 per share. This special dividend is in addition to a regular quarterly dividend of $0.25 per share. The dividend will be payable on September 25, 2026 to all shareholders of record on September 18, 2026.

On the same date, the Board of Directors promoted Kaitlyn O’Neil to be the Chief Financial Officer & Treasurer.  Ms. O’Neil was already the Principal Financial Officer & Treasurer of the corporation.  In this role, Kaitlyn will continue overseeing the Company’s financial organization and will be responsible for leading its financial strategy, reporting, planning, and related corporate functions.  Kaitlyn will continue to work closely with the Board of Directors and senior leadership team to support the Company’s continued growth and long-term strategic objectives.

Mr. David O’Neil, President and CEO commented,

On behalf of the Board of Directors, I am pleased to congratulate Kaitlyn on this well-deserved promotion to Chief Financial Officer. Kaitlyn’s leadership, financial expertise, and deep understanding of our business have made her an important member of our leadership team.

Kaitlyn O’Neil and David O’Neil are of no relation.

Espey's primary business is the development, design, and production of specialized military and industrial power supplies/transformers.  The Company can be found on the Internet at www.espey.com.

For further information, contact Ms. Kaitlyn O’Neil at invest@espey.com.

Certain statements in this press release are "forward-looking statements" and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the Company's current expectations or beliefs concerning future events. The matters covered by these statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.

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